Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the common stock, par value $0.001 per share, of Adams Golf, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Date: November 17, 2011

SJ Strategic Investments LLC
By:	/s/ John M. Gregory
John M. Gregory
Its: Managing Member

/s/ John M. Gregory
John M. Gregory

/s/ Joan P. Gregory
Joan P. Gregory

/s/ Susan Gregory
Susan Gregory

/s/ James M. Gregory
James M. Gregory

/s/ Joseph R. Gregory
Joseph R. Gregory

/s/ Roland E. Casati
Roland E. Casati